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                              STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT ("THE AGREEMENT") is entered into by and between Pacific Coast Title of Santa Barbara County, a California corporation ("Seller"), and American Title Company, a California corporation ("Purchaser"), as of this 9th day of August, 1997.

                                      RECITALS

          1. Seller owns one hundred percent (100%) of the issued and outstanding shares of the common stock (the "Stock") of Santa Barbara Title Company, a California corporation (the "Company"), and there are no other outstanding classes or series of stock or options, warrants or rights to acquire any shares of stock of the Company.

          2. Purchaser desires to acquire one hundred percent (100%) of the Stock.

          3. Seller and Purchaser desire to set forth their mutual understanding regarding the terms and conditions upon which the purchase of the Stock will be consummated.

          NOW, THEREFORE, for and in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the parties hereto do hereby agree as follows:

I. SALE AND PURCHASE. Subject to the terms and conditions contained herein, at a closing (as defined in Section 2 hereof), Seller shall transfer the Stock to Purchaser. Such transfer shall be evidenced by the delivery to Purchaser of one or more certificates representing the Stock accompanied by duly executed stock powers.

          1. CLOSING. Subject to satisfaction of each of the conditions precedent contained in Section 8 hereof, the purchase of the Stock shall be consummated at a closing (the "Closing") to take place at the offices of the Company at 17911 Von Karman Ave., Suite 300, Irvine, CA 92614 upon receipt of the approval of the Department of Insurance of the State of California to this transaction.

          2. PURCHASE PRICE. The consideration (the "Purchase Price") to be paid by Purchaser for the purchase of the Stock shall be One Hundred Sixty Thousand Dollars ($160,000.00), which shall be paid at the Closing in the following manner:
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               a. Subject to the terms set forth in Section 3(c) below, One
Hundred Fifty Thousand Dollars ($150,000.00) shall be delivered to Seller at the Closing either by cashier's check or wire transfer to an account designated by Seller; and

               b. Ten Thousand Dollars ($10,000) shall be placed in an escrow account with an escrow agent acceptable to both parties for a period as further described in (c) below.

               c. Seller and Purchaser agree to the placement of $10,000.00 in an escrow account which amount would have otherwise been payable to Seller as part of the Purchase Price for the Stock in accordance with Section 2 above, to cover all outstanding payables, or other unasserted obligations. If after a period of 30 days from the date of Closing there are remaining funds held in the escrow Seller shall be entitled to receive such funds in full settlement of all amounts otherwise due to Seller under Section 2 above.

               d. At Closing all of the outstanding trustee work under the name of Pacific Coast Title will transfer to Santa Barbara Title Company.

          3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Purchaser as follows:

               a. ORGANIZATION AND AUTHORITY. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the state of California. Seller has all requisite power, authority and legal right to enter into this Agreement and, upon receipt of all required regulatory approvals, if any, and the expiration of all required waiting periods, to consummate the transactions contemplated herein.

               b. ENFORCEABILITY: NO VIOLATION. This Agreement constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to general principles of equity. Neither the execution and delivery of this Agreement nor the effectuation by Seller of the transactions contemplated hereby (i) will violate any statute or law, or any rule, regulation, order, writ, injunction or decree of any court or governmental authority, or (ii) will violate or conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, or will result in the termination of, or accelerate the performance required by, any term or provision of (A) the charter or bylaws of Seller, or (B) any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Seller is a party or by which Seller or any of its assets or properties may be bound or affected. Except for filings, consents, approvals or authorizations which will have been made or obtained or actions which will have been taken at or prior to the Closing, no filing with, or consent, approval, authorization or action by, any governmental authority is required in connection with the execution and delivery by Seller of this Agreement or the effectuation by it of the transactions contemplated herein.

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               c. CAPITAL STRUCTURE. The authorized capital stock of the
Company consists solely of 10,000 shares of common stock, $1.00 par value, of which 10,000 shares are issued and outstanding.

               d. TITLE TO STOCK. Seller has good, valid and defensible title to the Stock, free and clear of any lien, mortgage, pledge, voting trust, restriction on sale, proxy or encumbrance and upon consummation of the purchase and sale of the Stock, Seller will deliver such Stock, free and clear of any lien, mortgage, pledge, voting trust, restriction on sale, proxy or encumbrance (other than those imposed by applicable securities laws or created by Purchaser).

               e. BROKERS OR FINDERS. There is no agent's, broker's or finder's fee or commission payable in connection with the transactions contemplated by this Agreement by virtue of or resulting from any action or agreement by Seller, or any of its representatives, affiliates or associates.

               f. TAX RETURNS. To the best of Seller's knowledge, all federal, state and local taxes owed by the Company for prior years have been paid and any current federal, state and local taxes will be paid at or prior to the Closing. There are no pending matters or obligations of the Seller or Company related to taxes owed for periods prior to the Closing which have not been disclosed to Purchaser.

               g. FINANCIAL STATEMENTS. Attached as Schedule A are true, correct and complete copies of (i) the audited financial statements of the Company, including the balance sheets of the Company as at July 31, 1997 (the "Company Balance Sheets"), and the Statements of Operations, Stockholder's Equity and Cash Flows for the three fiscal years then ended, together with the reports thereon of independent certified public accountants (such audited financial statement, including the notes and schedules thereto, if any, are hereinafter referred to as the "Company Financial Statements"); and

               h. ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent reflected on the Company Balance Sheet as of July 31, 1997 or on Schedule B attached hereto, the Company does not have any indebtedness, liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, related to or arising from the operation of the business or the ownership, possession or use of any assets, other than those which have arisen since July 31, 1997 in the ordinary course of business on terms and conditions and in amounts consistent with past practices and on terms not more onerous than available to other corporations. Company represents that it will leave all payable current as of the Closing.

               i. ACTIONS, SUITS, ETC. Schedule C sets forth as of the date of this Agreement all actions, suits, claims, complaints, charges, hearings, investigations, arbitrations (or other dispute resolution proceedings) or other proceedings pending or threatened in writing (or to its knowledge otherwise) against, by or affecting the Company in any court or panel or before any arbitrator or governmental agency, domestic or foreign, other than
(1) actions related to garnishments

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of employee wages, (2) routine matters covered by insurance, (3) policy claims, and (4) matters in which the Company is the plaintiff or claimant and no counterclaim has been asserted. The Company has not been charged with, and to the best of its knowledge is not under investigation with respect to, any charge concerning any violation of any provision of any federal, state or other applicable law or administrative regulation in respect to its business, except as set forth in Schedule D. Except as set forth in Schedule D, there are no judgments unsatisfied against the Company and no consent decrees to which the Company is subject. The Company is not involved in or threatened with any labor dispute which could have a material adverse effect on the business and operations of the Company.

               j. MATERIAL CONTRACTS. Schedule E sets forth an accurate, correct and complete list of all instruments, commitments, agreements, arrangements and understandings related to the business to which the Company is a party or bound, or pursuant to which the Company is a beneficiary, meeting any of the descriptions set forth below (the "Material Contracts"):

                    (1) Real Estate Leases, Personal Property Leases, insurance policies, licenses of Intellectual Property, Technical Information or Software, Agency Agreements, Employment Contracts and Benefit Plans;

                    (2) Any contract for capital expenditures or for the purchase of goods or services in excess of $20,000, except those incurred in the ordinary course of business and to be performed in six months or less;

                    (3) Any instrument evidencing indebtedness (other than routine purchase orders), any liability for borrowed money, any obligation for the deferred payment of the purchase price for property in excess of $25,000 (excluding normal trade payables), or any instrument guaranteeing any indebtedness, obligation or liability.

                    (4) Any advertising contract not terminable without payment or penalty on sixty (60) days (or less) notice;

                    (5) Any deed, lease, easement, agreement or other instrument affecting any right, title or interest in or to real property;

                    (6) Any contract with any government or any agency or instrumentality thereof;

                    (7) Any license or royalty agreement;

                    (8) Any power of attorney, proxy or similar instrument;

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                    (9) Any contract for the purchase or sale of any assets
in excess of $50,000 other than in the ordinary course of business or granting an option or preferential rights to purchase or sell any assets in excess of $50,000;

                    (10) Any contract containing covenants not to compete in any line of business or with any person in any geographical area;

                    (11) Any contract relating to the acquisition of a business or the equity of any other person;

                    (12) Any other contract, commitment, agreement, arrangement or understanding related to the business (other than those excluded by an express exception from the descriptions set forth in subsections;

                    (13) Above which provides for payment or performance by either party thereto having an aggregate value of $50,000 or more, and is not terminable without payment or penalty on sixty (60) days (or less) notice.

     Accurate, correct and complete copies of each Material Contract have been made available to Purchaser. Each Material Contract is in full force and effect and is valid, binding and enforceable as to the Company in accordance with its terms. To Seller's knowledge, each other party has complied in all material respects with all material commitments and obligations on its part to be performed or observed under each Material Contract. No event has occurred which is or, after the giving of notice or passage of time, or both, would constitute a material default under or a material breach of any Material Contract by the Company or, to the knowledge of Seller, by any other party. The Company has not received written notice or to its knowledge been given other notice of an intention to cancel or terminate a Material Contract or to exercise or not exercise options or rights under a Material Contract. The Company has not received any written or, to its knowledge, other notice of a default, offset or counterclaim under any Material Contract, or any other written or, to its knowledge, other communication calling upon the Company to comply with any provision of any Material Contract or asserting noncompliance by the Company. Except as disclosed in this Agreement, the consummation of the transactions contemplated hereby without notice to or consent or approval of any party, will not constitute a default under or a breach of any provision of a Material Contract, and the Company will have and may enjoy and enforce all rights and benefits under each Material Contract after Closing. There is no security interest, lien, encumbrance or claim of any kind on the Company under any Material Contract.

          4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Seller as follows:

               a. ORGANIZATION AND AUTHORITY. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. Purchaser has all requisite power, authority and legal right to enter into this Agreement and, upon

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receipt of all required regulatory approvals, if any, and the expiration of all required waiting periods, to consummate the transactions contemplated herein.

               b. ENFORCEABILITY; NO VIOLATION. This Agreement constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to general principles of equity. Neither the execution and delivery of this Agreement nor the effectuation by Purchaser of the transactions contemplated hereby (i) will violate any statute or law, or any rule, regulation, order, writ, injunction or decree of any court or governmental authority, or (ii) will violate or conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, or will result in the termination of, or accelerate the performance required by, any term or provision of (A) the charter or bylaws of Purchaser, or (B) any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Purchaser is a party or by which Purchaser or any of its assets or properties may be bound or affected. Except for filings, consents, approvals or authorizations which will have been made or obtained or actions which will have been taken at or prior to the Closing, no filing with, or consent, approval, authorization or action by, any governmental authority is required in connection with the execution and delivery by Purchaser of this Agreement or the effectuation by it of the transactions contemplated herein.

               c. INVESTIGATION AND REVIEW. Purchaser, with the assistance and advice of its accountants and other advisors whom it has deemed appropriate, will have a full opportunity to complete a review of all information pertaining to the business and financial operations of the Company which will be provided directly to Purchaser or to which Purchaser will be given access either by the Seller or the Seller's representatives. Purchaser will, in addition, be given the opportunity to request additional information concerning the Company's assets, liabilities, books, records and financial status, and will receive full and adequate responses to any such requests. Purchaser shall complete its investigation and review on or before
August   , 1997.

               d. BROKERS OR FINDERS . There are no agent's, broker's or finder's fees or commission payable in connection with the purchase of the Stock by virtue of or resulting from any action or agreement of Purchaser or Purchaser's representatives, affiliates or associates.

          5. PRE-CLOSING COVENANT OF SELLER. Prior to the Closing, Seller shall not make any cash payments or expenditures out of the Company except for payment of administrative, operational, and maintenance expenses incurred in the normal course of business.

          6. CONDITIONS PRECEDENT FOR PURCHASER. The obligations of Purchaser to consummate the purchase of the Stock pursuant to the terms of this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, provided, however, that any or all such conditions may be waived in whole or in part by Purchaser:

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               a. SELLER'S COMPLIANCE WITH REPRESENTATIONS, WARRANTIES AND
COVENANTS. The representations and warranties made by Seller in this Agreement shall have been true and correct when made and shall be true and correct in all respects at the date of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing date, and Seller shall have performed or complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

               b. NO LEGAL PROCEEDINGS. At the Closing, no suit, action or other legal or administrative proceeding before any court or other governmental agency shall be pending or threatened by third parties not affiliated with Purchaser or Seller in connection with this Agreement or the consummation of the transactions contemplated herein.

               c. CERTIFICATE. The Purchaser shall have been furnished at Closing with a certificate of Seller, certifying the matters specified in
Section 8(a) above.

          7. REPRESENTATIONS AND WARRANTIES TO SURVIVE. Unless otherwise provided herein, all representations and warranties contained in this Agreement and in any certificate or other document delivered pursuant to this Agreement shall survive Closing only for the period ending eighteen (18) months after the Closing.

          8. BINDING EFFECT ON THIS AGREEMENT. This Agreement, together with the certificates, affidavits, confidentiality agreements, releases and other instruments delivered by or on behalf of the parties pursuant to this Agreement, constitute the entire contract between the parties, and no party shall be liable for or bound to any warranties, representations or agreements except as specifically set forth herein, therein or in such certificates, affidavits, confidentiality agreements, releases or other instruments. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective heirs, legal representatives and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

          9. ASSIGNMENT. Seller may not assign its rights or obligations hereunder without the prior written consent of the Purchaser. Purchaser has the right to assign all of its rights and obligations hereunder to any of its underwriting subsidiaries.

          10. APPLICABLE LAW. This Agreement is made pursuant to, will be construed under, and will be conclusively deemed for all purposes to have been executed and delivered under, the laws of the State of California. The appropriate state or federal courts located in Orange County, California shall have jurisdiction over all matters arising under the Agreement

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or any certificates or instruments delivered in connection herewith and will be the proper form in which to adjudicate such matters.

           11. NOTICES. All notices, demands and other communications hereunder shall be in writing and will be deemed to have been duly given when delivered or mailed, first class postage pre-paid by certified mail, return receipt requested:



If to Seller:       PACIFIC COAST TITLE COMPANY OF SANTA BARBARA COUNTY
                    1333 E. Mountain Drive
                    Santa Barbara, CA 93108

                    MCL [Initialed]
                    JJB [Initialed]

If to Purchaser:    American Title Company
                    17911 Von Karman Ave., Suite 300
                    Irvine, CA 92614

     Such addresses may be changed from time to time by written notice to the other party.

           12. SECTION AND OTHER HEADINGS. The headings contained in this Agreement and in any certificates or instruments delivered in connection herewith are for reference purposes only and will not effect in any way the meaning or interpretation of this Agreement.

           13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

           14. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be effected thereby. In lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be legal, valid, and enforceable.

           15. FORBEARANCE; WAIVER. Forbearance or failure to pursue any legal or equitable remedy or right available to a party upon default or breach under this Agreement shall not constitute waiver of such right, nor shall any such forbearance, failure or actual waiver imply or constitute waiver of subsequent default or breach.

           16. EXPENSES. Each party hereto shall pay all expenses and fees incurred by such party incident to this Agreement, and in connection with the consummation of the

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purchase of the Stock. The prevailing party in a legal proceeding based upon this Agreement shall be entitled to reasonable attorney's fees and court costs in addition to any other recoveries allowed by law.

          IN WITNESS WHEREOF, the undersigned parties hereto have executed this Agreement effective on the date first stated above.

                  MCL [Initialed]
                  JJB [Initialed]
SELLERS:          ---------------------------------------------
                  PACIFIC COAST TITLE COMPANY OF SANTA BARBARA COUNTY

                  /s/ [Illegible]
                  ----------------------------
                  BY:
                  Its: President


PURCHASER:        ---------------------------------------------
                  AMERICAN TITLE COMPANY

                  /s/ Michael C. Lowther
                  ----------------------------
                  BY: Michael C. Lowther
                  Its: CEO

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